Exhibit 5.1
November 24, 2009
SunGard Capital Corp.
680 East Swedesford Road
Wayne, Pennsylvania 19087
Ladies and Gentlemen:
This opinion is furnished to you in connection with a registration statement on Form S-8 (the “Registration Statement”), filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of 70,000,000 shares of Class A-8 common stock, $0.001 par value per share, and 7,000,000 shares of Class L common stock, $0.001 par value per share (collectively, the “Shares”), of SunGard Capital Corp., a Delaware corporation (the “Company”). The Shares are issuable under the SunGard 2005 Management Incentive Plan, as amended (the “Plan”).
We are familiar with the actions taken by the Company in connection with the adoption of the Plan. For purposes of our opinion, we have examined and relied upon such documents, records, certificates, and other instruments as we have deemed necessary. The opinions expressed below are limited to the Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and the reported cases interpreting those laws.
Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when the Shares have been issued and sold in accordance with the terms of the Plan, the Shares will be validly issued, fully paid, and nonassessable.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. Our consent shall not be deemed an admission that we are experts whose consent is required under Section 7 of the Securities Act of 1933, as amended.
It is understood that this opinion is to be used only in connection with the offer and sale of Shares while the Registration Statement is in effect.
Very truly yours,
/s/ Ropes & Gray LLP
Ropes & Gray LLP

10